UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 19, 2011

SuccessFactors, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33755	94-3398453
(Commission File Number)	(IRS Employer Identification No.)

1500 Fashion Island Blvd., Suite 300, San Mateo, CA	94404
(Address of Principal Executive Offices)	(Zip Code)

(650) 645-2000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On May 19, 2011, SuccessFactors, Inc. (the "Company") agreed to terms for an amended and restated employment agreement with Lars Dalgaard, the Company's Chief Executive Officer.

Salary and Bonus

Mr. Dalgaard's annual base salary will be increased to $600,000 per year, with an annual on target bonus of $600,000, which may be paid at up to 275% of the target amount with exceptional performance. The salary and target bonus changes will be effective as of April 1, 2011.

Severance Benefits

Termination without Cause or Resignation for Good Reason. If Mr. Dalgaard's employment is terminated without "Cause" (to be defined in the definitive agreement) or if he resigns for "Good Reason" (to be defined in the definitive agreement), he will be entitled to a lump sum cash payment equal to 150% of his base salary and target bonus (the "Severance Payment"). He will also be entitled to reimbursement for 18 months of COBRA insurance premiums. He will also be available to consult for the Company for a period of 12 months, not to exceed 10 hours per month and will be paid at a rate of $500 per hour.

Mr. Dalgaard will also receive 18 months of acceleration for any outstanding unvested RSUs and will have a 12 month post-termination exercise period for any outstanding stock options. Unearned shares covered by PRSUs will be settled at the target level and be vested on a pro rata basis equal to the length of time elapsed over the performance period plus 18 months.

Termination without Cause or Resignation for Good Reason Following a Change in Control. If Mr. Dalgaard's employment is terminated without Cause or he resigns for Good Reason during the period of time beginning on the date the definitive agreement contemplated in a Change in Control is executed and ending on either the date that is 12 months following a Change in Control (if the Change in Control is consummated) or the date of termination of such agreement (if the Change in Control is not consummated), he will receive a severance payment equal to two times his base salary and target annual bonus, subject to him executing a two-year non-competition agreement.

Mr. Dalgaard will also receive full of acceleration for any outstanding unvested stock options or RSUs and will have a 12 month post-termination exercise period for any outstanding stock options. Unearned shares covered by PRSUs will be settled at the target level and be fully vested.

Equity Awards

Mr. Dalgaard will also receive grants of equity awards with an aggregate $6 million target value (the "Total Target Value"), with 55% of such Total Target Value in the form of performance-based restricted stock units ("PRSUs") and 45% in the form of restricted stock units with time-based vesting over a four-year period ("RSUs"). The PRSUs will have three performance periods described below, and would be settled at the end of each performance period. Each period will account for 33.3% of the target shares covered under the PRSU.

Under the PRSUs, shares will be paid based on performance under two metrics: (1) the performance of the Company's common stock price (inclusive of dividends); and (2) the Company's average annual revenue growth, each relative to a peer group of companies. Each of these two performance factors will have a weighting of 50% for each measurement period.

The first tranche will have a performance period measured against peer group company performance for 2011; the second tranche will be measured against peer group company performance for 2011-2012; and the third tranche will be measured against peer group company performance for 2011-2013.

The number of shares earned for each tranche will be based on the following targets and levels of achievement for each metric:

Performance Relative to Peers	Shares Covered by PRSUs as a Percentage of Target
90th Percentile and above	200% of target
80th Percentile and above	150% of target
70th Percentile and above	100% of target
55th Percentile and above	75% of target
40th Percentile and above	50% of target
25th Percentile or less	0%

Achievement between the stated percentiles will be calculated using interpolation between points on a straight-line basis.

Upon a Change in Control, with no termination of employment, on the closing, any remaining unearned and unvested shares will be converted to shares at target. These converted shares would remain subject to the vesting period and would accelerate upon termination without cause or resignation for good reason following a change in control as described below.

The definitive agreements reflecting the above terms have not been completed or executed, but will be filed as exhibits to the appropriate periodic report to be filed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUCCESSFACTORS, INC.

By:	/s/ Hillary B. Smith Hillary B. Smith

Date: May 25, 2011